Exhibit 99.1

SunPower Closes $10 Million Share Exchange

OREM, Utah (July 1, 2026) – SunPower Inc. (“SunPower,” the “Company,” or Nasdaq: “SPWR”), a solar technology, services, and installation company today announced it successfully closed on its offer for stock in exchange for $10 million cash due to certain holders for interest on July 1, 2026 and January 1, 2027 for its Convertible Notes.

SunPower CEO, T.J. Rodgers said, “I want to thank our investors once again for their continued support of SunPower, as the equity exchange was accepted by all but one investor, who is currently out of the country. With our stock price being notably lower than its historical average, our current investors understand that they have accumulated shares at a very attractive price and therefore gained ownership in the company.

Rodgers added, “As previously discussed, the Q2’26 quarter appears to have been not only our bottom quarter, but also that of the whole U.S. residential solar industry. The company has taken multiple steps to reduce costs and increase financial flexibility, and we enter the third quarter with record backlog and expectations of strong growth. I look forward to speaking with investors soon to provide a detailed update on our progress.”

About SunPower

SunPower Inc. (Nasdaq: SPWR) is a leading residential solar services provider in North America. The Company’s digital platform and installation services support energy needs for customers wishing to make the transition to a more energy-efficient lifestyle. For more information visit www.sunpower.com.

Forward Looking Statements

This press release contains forward-looking statements, including statements concerning the equity for interest exchange and related impacts of the transactions. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “seek,” “plan,” “project,” “target,” “looking ahead,” “look to,” “move into,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements represent SunPower’s current beliefs, estimates and assumptions only as of the date of this press release and information contained in this press release should not be relied upon as representing SunPower’s estimates as of any subsequent date. These forward-looking statements are subject to risks, uncertainties, and assumptions. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Risks include, but are not limited to market risks, trends and conditions. These risks are not exhaustive. For additional information on these risks and uncertainties and other potential factors that could cause actual results to differ from the results predicted, readers should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of our annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 14, 2026, our quarterly reports on Form 10-Q filed with the SEC, and other documents that we have filed with, or will file with, the SEC. Such filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements in this press release speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and SunPower assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact:

Sioban Hickie

VP Investor Relations

IR@sunpower.com

(801) 515-8727

Source: SunPower Inc.